Exhibit (a)(1)(D)
CONSUMER PORTFOLIO SERVICES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

NOTICE OF WITHDRAWAL

[Employee Name],

If you previously elected to surrender Eligible Options for exchange in the Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer”) (via electronic mail or otherwise, as more fully described in the Offer to Exchange document), and you would like to withdraw your election to exchange one or more of your Eligible Options, you must notify Consumer Portfolio Services, Inc., a California corporation (the “Company”), of your withdrawal election before the Expiration Date of 9:00 p.m. Pacific Time on Thursday December 11, 2009 (or such later date as may apply if the Exchange Offer is extended). Any withdrawal election received after that time will not be accepted. Please read this document carefully, including the Agreement to Terms and Conditions of Election attached hereto.

To withdraw your prior election to exchange one or more of your Eligible Options, place a check mark (✓) in “Do Not Exchange” box below corresponding to the Eligible Options that you previously surrendered and now wish to withdraw. You may submit your withdrawal election by (i) delivering a fully-completed copy of this Notice of Withdrawal to: Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612; or (ii) sending a scanned or PDF copy of a fully-completed copy of this Notice of Withdrawal via electronic mail to optionoffer@consumerportfolio.com, in each case on or before the Expiration Date of 9:00 p.m. Pacific Time on Thursday December 11, 2009. Any Notice of Withdrawal submitted without a “Do Not Exchange” mark against the corresponding Eligible Options that you previously surrendered and now wish to withdraw will be rejected.

FOR A WITHDRAWAL ELECTION TO BE EFFECTIVE, THIS NOTICE OF WITHDRAWAL MUST BE COMPLETED, SIGNED AND RECEIVED BY THE COMPANY BEFORE THE EXPIRATION DEADLINE OF 9:00 P.M. PACIFIC TIME ON THURSDAY, DECEMBER 10, 2009 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

Your withdrawal will be effective as of the date a properly completed Notice of Withdrawal is received by the Company. You are responsible for making sure that the Notice of Withdrawal is received by the Company before expiration of the Exchange Offer. If you miss the deadline to submit a Notice of Withdrawal, but remain an Eligible Optionholder, your previously surrendered Eligible Options will be cancelled and exchanged pursuant to the Exchange Offer. You should consider retaining copies of Notice(s) of Withdrawal for your own files. Once you have withdrawn Eligible Options, you may again surrender such Eligible Options by once again making an election to surrender the Eligible Options in accordance with the Offer to Exchange document and the related Election Form prior to the expiration of the Exchange Offer.

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If you have any questions concerning this Election Form, please contact Mark Creatura at (949) 753-6800 or optionoffer@consumerportfolio.com.

Eligible Option Grant Date	Number of Eligible Options	Current Exercise Price	Make ONE Election for Each Eligible Option to be Withdrawn from Exchange

			☐	DO NOT EXCHANGE
			☐	DO NOT EXCHANGE
			☐	DO NOT EXCHANGE
			☐	DO NOT EXCHANGE
			☐	DO NOT EXCHANGE
			☐	DO NOT EXCHANGE
			☐	DO NOT EXCHANGE
			☐	DO NOT EXCHANGE
			☐	DO NOT EXCHANGE
			☐	DO NOT EXCHANGE

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AGREEMENT TO TERMS AND CONDITIONS OF ELECTION

By electing to withdraw your election to exchange one or more of your Eligible Options, you hereby represent and agree to the following terms and conditions:

1. Capitalized terms used in this Election Form but not otherwise defined shall have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated November 27, 2009, as amended.

2. The Exchange Offer and any rights to tender, or to withdraw a tender, of your Eligible Options will expire at 9:00 p.m. Pacific Time on Thursday December 10, 2009 (or on such later date if the Company extends the Exchange Offer).

3. I previously elected to surrender Eligible Options for exchange in the Exchange Offer and now wish to withdraw one or more of my surrendered Eligible Options. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the instructions described in the Offer to Exchange document and the instructions above, I will be withdrawing my election with respect to the Eligible Options specified in the table below (the Eligible Options marked “Do Not Exchange”).

4. By withdrawing my prior election to surrender Eligible Options for exchange, I understand that I will not receive any New Options for, and will continue to hold, the Eligible Options withdrawn from the Exchange Offer, which will continue to be governed by the terms and conditions of the applicable stock option agreement(s) relating to such Eligible Options.

5. I withdraw my prior election to exchange one or more of my Eligible Options to the Company as specified in the table above (i.e., those Eligible Options marked “Do Not Exchange”) and understand that, upon acceptance by the Company, this Notice of Withdrawal will constitute a binding agreement between the Company and me, unless the Company receives a valid Election Form with respect to such Eligible Options before the Exchange Offer expires.

6. I understand that the Company will determine, in its sole discretion, all questions as to the number of shares subject to Eligible Options tendered and/or withdrawn, and the validity, form, eligibility (including time of receipt) and acceptance of your tender/withdrawal of Eligible Options.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, the Company’s determination of these matters will be final and binding on all parties.  The Company may reject any tender/withdrawal of Eligible Options that it determines is not in the appropriate form or would be unlawful to accept.  The Company may waive any defect or irregularity in your tender with respect to Eligible Options tendered before the Expiration Date of 9:00 p.m. Pacific Time Thursday December 10, 2009.  Your tender/withdrawal of Eligible Options will not be accepted until you have cured all defects or irregularities to the Company’s satisfaction, or they have been waived by the Company, prior to the Expiration Date of 9:00 p.m. Pacific Time on Thursday December 10, 2009.  Neither the Company nor any other person is obligated to give notice of any defects or irregularities in connection with your tender/withdrawal of Eligible Options.

7. I acknowledge that the Company has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.

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8. I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of the Company. The terms of my employment with the Company remain unchanged. I understand that the Company cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed following the date on which the Exchange Offer closes or thereafter.

9. I understand that my election to withdraw prior surrendered Eligible Options will be irrevocable at 9:00 p.m. Pacific Time on Thursday, December 10, 2009, unless the Exchange Offer is extended.

10. I hereby represent and warrant that I have full power and authority to elect to withdraw previously surrendered eligible stock options checked “Do Not Exchange” in the table above. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the Eligible Options or New Options, or my spouse or registered domestic partner has consented to and agreed to be bound by this Notice of Withdrawal. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable in connection with my election to withdraw previously surrendered stock options pursuant to this Notice of Withdrawal.

11. I agree to all of the terms and conditions of the Exchange Offer, as more fully set forth in the Offer to Exchange document.

Date:
Employee Signature

Employee Name (please print)

Ex___________________________

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